FOR IMMEDIATE RELEASE       Contact:          Merit Behavioral Care Corporation
                                              Gary Mack
                                              (630) 357-7552

                                              CMG Health, Inc.
                                              Mary Ann Knab
                                              (410) 234-2464

                        MERIT BEHAVIORAL CARE CORPORATION
                                    ACQUIRES
                                CMG HEALTH, INC.

         Park Ridge, NJ and Owings Mills, MD (September 16, 1997). Merit Behavioral Care Corporation ("MBC"), one of the nation's leading behavioral health managed care organizations, and CMG Health, Inc. ("CMG"), a major behavioral health managed care company, jointly announced completion by MBC of the acquisition of all of the capital stock of CMG as of September 12, 1997 (the "Acquisition"). The Acquisition was effected through a merger of an affiliate of MBC with CMG, as a result of which CMG became a wholly owned subsidiary of MBC. All of the issued and outstanding capital stock of CMG was exchanged for: (1) approximately $51.5 million in cash, (2) approximately 750,000 shares of MBC common stock and (3) rights to receive certain additional cash and stock consideration based upon future events and the post-closing financial performance of CMG. The Chase Manhattan Bank and certain other lenders provided the financing required to complete the Acquisition.

         MBC currently provides mental health and substance abuse services and employee assistance programs to more than 18 million people and 800 clients across all 50 states through a national network of 36,000 staff and network providers and facilities. MBC clients include corporations and other private employers, union trusts, insurance carriers, HMOs, Blue Cross Blue Shield organizations and government entities.

         CMG is a national managed behavioral health care company founded in 1986 with a mission to continually improve behavioral health through effective management. CMG serves over 30 clients through a network consisting of approximately 7,000 providers in 34 states. CMG currently covers over three million lives under a variety of financial arrangements including full- risk capitation, risk sharing and administration services only. Clients include state and local governments, Blue Cross Blue Shield organizations, HMOs and insurers.

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